                                                                   EXHIBIT 2.3




                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               December 12, 1993

                                     among

                            Nutmeg Industries, Inc.,

                                V.F. Corporation

                                      and

                             Spice Acquisition Co.

                               TABLE OF CONTENTS*

                                                       Page
                                                       ----
                                  ARTICLE I
                                  THE OFFER


SECTION 1.01   The Offer............................     1
        1.02   Company Action.......................     2
        1.03   Directors............................     3


                                  ARTICLE II
                                  THE MERGER


SECTION 2.01   The Merger...........................     4
        2.02   Conversion of Shares.................     4
        2.03   Surrender and Payment................     5
        2.04   Stock Options........................     6


                                 ARTICLE III
                          THE SURVIVING CORPORATION


SECTION 3.01   Certificate of Incorporation.........     7
        3.02   Bylaws...............................     7
        3.03   Directors and Officers...............     7


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY


SECTION 4.01   Corporate Existence and Power........     7
        4.02   Corporate Authorization..............     8
        4.03   Governmental Authorization...........     8
        4.04   Non-Contravention....................     8
        4.05   Capitalization.......................     9
        4.06   Subsidiaries.........................    10
        4.07   SEC Filings..........................    10
        4.08   Financial Statements.................    11
        4.09   Disclosure Documents.................    11
        4.10   Absence of Certain Changes...........    12
        4.11   No Undisclosed Material
                  Liabilities........................   14





- ----------------------------------

     * The Table of Contents is not a part of this Agreement.

                                                       Page
                                                       ----
        4.12   Litigation...........................    15
        4.13   Taxes................................    15
        4.14   ERISA................................    16
        4.15   Compliance with Laws.................    18
        4.16   Finders' Fees........................    18
        4.17   Other Information....................    18
        4.18   Transactions with Affiliates.........    18
        4.19   Inapplicability of Sections
                  607.0901 and 607.0902
                  of Florida Law.....................   18



                                  ARTICLE V
                        REPRESENTATIONS AND WARRANTIES
                                  OF PARENT


SECTION 5.01   Corporate Existence and Power........    19
        5.02   Corporate Authorization..............    19
        5.03   Governmental Authorization...........    20
        5.04   Non-Contravention....................    20
        5.05   Disclosure Documents.................    20
        5.06   Finders' Fees........................    21
        5.07   Financing............................    21


                                  ARTICLE VI
                           COVENANTS OF THE COMPANY


SECTION 6.01   Conduct of the Company...............    21
        6.02   Stockholder Meeting; Proxy
                  Material...........................   22
        6.03   Access to Information................    23
        6.04   Other Offers.........................    23
        6.05   Notices of Certain Events............    24

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
                                 ARTICLE VII
                              COVENANTS OF BUYER


SECTION 7.01   Confidentiality......................    24
        7.02   Obligations of Buyer.................    25
        7.03   Voting of Shares.....................    25
        7.04   Director and Officer Liability.......    25


                                 ARTICLE VIII
                              COVENANTS OF BUYER
                               AND THE COMPANY


SECTION 8.01   Best Efforts.........................    26
        8.02   Certain Filings......................    26
        8.03   Public Announcements.................    26
        8.04   Further Assurances...................    27


                                  ARTICLE IX
                      CONDITIONS TO CERTAIN OBLIGATIONS


SECTION 9.01   Conditions to Certain
                  Obligations......................    27
        9.02   Conditions to the Obligations
                  of Parent and Buyer................  28


                                  ARTICLE X
                                 TERMINATION


SECTION 10.01  Termination..........................    28
        10.02  Effect of Termination................    29


                                  ARTICLE XI
                                MISCELLANEOUS


SECTION 11.01  Notices..............................    29
        11.02  Survival of Representations and
                  Warranties.........................   30
        11.03  Amendments; No Waivers...............    30
        11.04  Fees and Expenses....................    31

                                                       Page
                                                       ----
        11.05  Successors and Assigns...............    32
        11.06  Governing Law........................    32
        11.07  Counterparts; Effectiveness..........    32
        11.08  Integration..........................    32



Annex I   - Conditions to the Offer
Annex II  - Articles of Merger

Schedule 4.04
Schedule 4.05
Schedule 4.12
Schedule 4.14

                          AGREEMENT AND PLAN OF MERGER



             AGREEMENT AND PLAN OF MERGER dated as of December 12, 1993 among Nutmeg Industries, Inc., a Florida corporation (the "Company"), V.F. Corporation, a Pennsylvania corporation ("Parent"), and Spice Acquisition Co., a Florida corporation and a wholly owned subsidiary of Parent ("Buyer").


             The parties hereto agree as follows:


                                   ARTICLE I

                                   THE OFFER

             SECTION 1.01. The Offer. (a) Provided that nothing shall have occurred which, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer under any of the conditions set forth in Annex I hereto, Buyer shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase all of the outstanding shares of common stock, $0.01 par value (the "Shares"), of the Company at a price of $17.50 per Share, net to the seller in cash, pursuant to Rule 14d-2 of the rules promulgated under the Exchange Act (as defined in Section 4.03). The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Buyer, represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Buyer expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that no change may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex
I. The Buyer agrees, subject to the conditions in and its rights under Annex I and the Offer, promptly to purchase Shares under the Offer as soon as practicable after the latest of (i) the date on which the waiting period under the HSR Act (as defined in Section 4.03) has expired or has been terminated,
(ii) the date on which the conditions in Annex I are fulfilled and there is no right to terminate the Offer under Annex I (subject to the Buyer's right to extend the

Offer) and (iii) the earliest date on which the Offer can expire under Federal law.

             (b) As soon as practicable on the date of commencement of the Offer, Buyer shall file with the SEC (as defined in Section 4.07) a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "Offer Documents"). Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 prior to its being filed with the SEC.

             SECTION 1.02. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full the requirements of the Business Corporation Act of the State of Florida (the "Florida Law"), and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The foregoing recommendation may be withdrawn or modified by the Board of Directors of the Company if advised by counsel in writing (without a waiver of any attorney-client privilege) (which writing may be delivered promptly following such advice) that such withdrawal or modification is required by the Board's fiduciary duties; such withdrawal or modification shall not constitute a breach of this Agreement. The Company further represents that Goldman, Sachs & Co. has delivered to the Company's Board of Directors its oral opinion that the consideration to be received pursuant to the Offer and the Merger is fair to such holders of Shares. The Company has been advised that all of its directors and senior executive officers intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Buyer with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer.

             (b) As soon as practicable on the day that the Offer is commenced the Company will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Buyer each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

             SECTION 1.03. Directors. (a) Effective upon purchase and payment for any Shares by Buyer, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Buyer (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (y) each board of directors of each Subsidiary (as defined in Section 4.06) and (z) each committee of each such board. Notwithstanding the foregoing, until such time as Buyer acquires a majority of the outstanding Shares on a fully-diluted basis, the Company shall use its best efforts to ensure that all of the members of the Board of Directors and such boards and committees as of the date hereof who are not employees of the Company shall remain members of the Board of Directors and such boards and committees until the Effective Time (as defined in Section 2.01).

             (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.03) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.


                                   ARTICLE II

                                   THE MERGER

             SECTION 2.01. The Merger. (a) At the Effective Time (as defined in Section 2.01(b)), Buyer shall be merged (the "Merger") with and into the Company in accordance with the Florida Law, whereupon the separate existence of Buyer shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

             (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Buyer will file articles of merger substantially in the form of Annex II (the "Articles of Merger") with the Secretary of State of the State of Florida and make all other filings or recordings required by Florida Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida or at such later time as is specified in the Articles of Merger (the "Effective Time").

             (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Buyer, all as provided under Florida Law.

             SECTION 2.02.  Conversion of Shares.  At the Effective Time:

             (a) each Share held by the Company as treasury stock or owned by Parent, Buyer or any other subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

             (b) each share of common stock of Buyer outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

             (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.02(a), be converted into the right to receive $17.50 in cash or any higher price paid for each Share in the Offer, without interest (the "Merger Consideration").

             SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration.
Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

             (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

             (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

             (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

             (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a government or public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

             SECTION 2.04. Stock Options. (a) Immediately prior to the Effective Time, the Company will use its reasonable best efforts to cause each outstanding employee stock option or director stock option to purchase Shares granted under any employee or director stock option or compensation plan or arrangement of the Company to be canceled, in which case each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess, if any of $17.50 per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

             (b) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) and (ii), are necessary to give effect to the transactions contemplated by Sections 2.04(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option or director stock option until necessary consents are obtained.


                                  ARTICLE III

                           THE SURVIVING CORPORATION

             SECTION 3.01. Certificate of Incorporation. The articles of incorporation of Buyer in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "Nutmeg Industries, Inc.".

             SECTION 3.02. Bylaws. The bylaws of Buyer in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

             SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

             The Company represents and warrants to Parent and Buyer that:

             SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations of the Company and the Subsidiaries taken as a whole. The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

             SECTION 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the Merger are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

             SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of the Articles of Merger in accordance with Florida Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); and (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act").

             SECTION 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (iii) except as set forth in
Schedule 4.04, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, sublicense, franchise, permit or other similar authorization held by the

Company or any Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary except, in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, (i) "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset and (ii) "Material Adverse Effect" means, with respect to any Person, on any date, an effect on the net worth, income or assets, as the case may be, of such Person and/or its subsidiaries (measured during the 12-month period immediately preceding or immediately following such date) that, taken together with all other such effects (if any) on or prior to such date that would otherwise be excluded from being a "Material Adverse Effect" pursuant to this Agreement, have an amount, cost or value of at least $20,000,000 (taking into account any insurance proceeds paid or payable to the Company on such date and any applicable tax effect).

             SECTION 4.05. Capitalization. The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock ("Common Stock"), par value $0.01 per share, of which as of October 30, 1993, there were outstanding 18,563,632 shares of Common Stock and employee and director stock options to purchase an aggregate of not more than 975,000 shares of Common Stock (of which options to purchase an aggregate of at least 690,000 shares of Common Stock were exercisable) and (ii) 5,000,000 shares of preferred stock, of which as of October 30, 1993 none were issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since October 30, 1993 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (x) no shares of capital stock or other voting securities of the Company, (y) no securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) except as set forth in Schedule 4.05, no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

             SECTION 4.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. With the exception of Nutmeg Mills-FSC, Inc., all Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended January 30, 1993 (the "Company 10-K").

             (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) except for the matters disclosed in Schedule 4.04. Except for the matters disclosed in Schedule 4.05 there are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

             SECTION 4.07. SEC Filings. (a) The Company has delivered to Buyer (i) the annual reports on Form 10-K for its fiscal years ended January 27, 1990, January 26, 1991, January 25, 1992 and January 30, 1993,
respectively, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended May 1, 1993 and July 31, 1993 (the "Form 10-Qs") respectively, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 26, 1992, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 26, 1992.

             (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

             (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

             SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.07 (a) fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheets of the Company as of January 30, 1993 set forth in the Company 10-K and "Balance Sheet Date" means January 30, 1993.

             SECTION 4.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (collectively, the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

             (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document (other than the Company Proxy Statement and at the time of any distribution thereof), such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Buyer specifically for use therein.

             (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

             SECTION 4.10. Absence of Certain Changes. Since the Balance Sheet Date or except as disclosed in the Form 10-Q's, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

             (a) except for (i) adverse conditions in the economy in general or (ii) industry wide conditions affecting the licensed sports apparel industry in particular, any event, occurrence or development of a state of circumstances or facts which has had or would have a Material Adverse Effect;

             (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition (except for the shares of Tryrare Ltd. ("Tryrare")) by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

             (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

             (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

             (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

             (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or made in the ordinary course of business consistent with past practices;

             (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would have a Material Adverse Effect;

             (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

             (i) any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

             (j) any (i) grant of any material severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than (A) in accordance with contracts as were in existence on the Balance Sheet Date, or (B) in the ordinary course of business consistent with past practice;

             (k) except for unionization efforts by Amalgamated Clothing and Textile Workers' Union and matters related thereto, to the knowledge of the Company, any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, work stoppages or threats thereof by or with respect to a meaningful group of such employees; or

             (l) except with respect to licensing arrangements with Tryrare, (i) any cancellations of any license or sublicense agreements to which the Company or any Subsidiary is a party or (ii) any notification to the Company, any Subsidiary, Buyer or Parent, that any party to any such agreement intends to cancel or not renew such agreement beyond its expiration date as in effect on the date hereof, which cancellations or notifications, singly or in the aggregate, have had or reasonably could be expected to have a Material Adverse Effect.

             SECTION 4.11. No Undisclosed Material Liabilities. To the knowledge of the Company, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would result in such a liability, other than:

             (i)  liabilities disclosed or provided for in the Balance Sheet;

            (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

           (iii)  liabilities under this Agreement; and

            (iv) liabilities that individually or in the aggregate would not have a Material Adverse Effect.

             SECTION 4.12. Litigation. Except as set forth in Schedule 4.12 or the Company 10-K, there is no action, suit, investigation or proceeding (or, to the knowledge of the Company, any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

             SECTION 4.13. Taxes. Except where failure to do so or be so, as the case may be, does not and would not have a Material Adverse Effect:

             (a) except with respect to the January 1993 Taxes (as defined below) payable to the government of the United Kingdom on the income of Tryrare ("Tyrare Taxes"), the Company and its Subsidiaries have filed, or will file, in a timely manner all tax returns, statements, reports and forms required to be filed with any taxing authority (the "Returns") when due and in accordance with all applicable laws;

             (b) as of the time of any filings, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities, status and tax liabilities of the Company and its Subsidiaries and any other information required to be shown therein;

             (c) all Taxes shown (and that will be shown) as due and payable on the Returns have been (and will be) timely paid or withheld and remitted to the appropriate taxing authority, and the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries are adequate to cover such Taxes. For purposes of this Agreement, "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property and other taxes, fees, stamp taxes and duties, assessments, or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest thereon and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto; and "Tax" means any of them;

             (d) all Returns with respect to federal income Taxes filed with respect to tax years of the Company and its Subsidiaries through the tax year ended January 30, 1992 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

             (e) except with respect to routine sales or use tax audits, there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or its Subsidiaries in respect of any Tax; and

             (f) except for Liens for Tyrare Taxes, there are no Liens for Taxes upon the assets of the Company or its Subsidiaries except Liens for current Taxes not yet due.

             SECTION 4.14. ERISA. (a) For purposes of this Agreement: "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code and "Employee Plan" means each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is as of the date hereof, or has been within the preceding five years, maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company or any Subsidiary or under which the Company or any Subsidiary has any liability.

             (b) No Employee Plan (i) constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA, (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code or (iii) is subject to Title IV of ERISA. To the knowledge of the Company, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

             (c) To the knowledge of the Company, each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. To the knowledge of the Company, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

             (d) To the knowledge of the Company, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code other than as described on Schedule 4.14. No employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit solely as a result of the transactions contemplated by this Agreement.

             (e) Except as disclosed in writing to Parent prior to the date hereof, neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired or former employees of the Company or any Subsidiary that could have a Material Adverse Effect.

             (f) Except as disclosed in writing to Parent prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

             (g) Except as disclosed in writing to Parent prior to the date hereof, neither the Company nor any Subsidiary is a party to or subject to any union or collective bargaining contract or any employment contract or arrangement providing for annual future total aggregate compensation (exclusive of sales commissions and any options granted pursuant to any of the plans referred to in Section 2.04(a)) of $200,000 or more with any officer, consultant, director or employee (other than salespeople).

             SECTION 4.15. Compliance with Laws. (a) To the knowledge of the Company, neither the Company nor any Subsidiary is in violation of, nor has it since January 1, 1993 violated, any applicable law, rule, regulation, judgment, injunction, order or decree except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

             (b) To the knowledge of the Company, neither the Company nor any Subsidiary is in default under, and no condition exists (except with respect to license arrangements) that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon the Company or any Subsidiary or any license, sublicense, franchise, permit or similar authorization held by the Company or any Subsidiary, which defaults or potential defaults, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

             SECTION 4.16. Finders' Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission from the Company or any Subsidiary or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

             SECTION 4.17. Other Information. To the knowledge of the Company, the documents and information delivered to Parent in connection with the transactions contemplated by this Agreement do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

             SECTION 4.18. Transactions with Affiliates. Except as disclosed in the filings with the SEC referred to in Section 4.07, neither the Company nor any Subsidiary is a party to any transaction or agreement with, and no property material to the business of the Company or any Subsidiary is owned by, any of its affiliates that is required to be so disclosed in such filings. For purposes of this Section, "affiliates" has the meaning given such term in Rule 12b-2 promulgated with the Exchange Act.

             SECTION 4.19. Inapplicability of Sections 607.0901 and 607.0902 of Florida Law. (a) The Board of Directors of the Company has, prior to the date hereof, approved the execution and delivery by the Company of this

Agreement and the Company Stock Option Agreement (the "Company Option Agreement"), dated the date hereof, between the Company and Buyer, the entry by certain stockholders of the Company into the Stockholder Option Agreement (the "Stockholder Option Agreement"), dated the date hereof with Buyer, and the consummation of the Merger and the other transactions contemplated by this Agreement, the Company Option Agreement and the Stockholder Option Agreement and such approval is sufficient to render inapplicable to this Agreement, the Merger, the Company Option Agreement and the Stockholder Option Agreement and the other transactions contemplated hereby and thereby (collectively, the "Merger Transactions") the provisions of Section 607.0901 of the Florida Law.

             (b) The by-laws of the Company as in effect on the date hereof provide that Section 607.0902 of the Florida Law is inapplicable to any "control-share acquisition" (as therein defined) and such provision is sufficient to render inapplicable to the Merger Transactions the provisions of such Section 607.0902.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

             Parent represents and warrants to the Company that:

             SECTION 5.01. Corporate Existence and Power. Each of Parent and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Buyer has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

             SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the transactions contemplated hereby are within the corporate powers of Parent and Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent and Buyer.

             SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Articles of Merger in accordance with Florida Law, (ii) compliance with any applicable requirements of the HSR Act; and (iii) compliance with any applicable requirements of the Exchange Act.

             SECTION 5.04. Non-Contravention. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the transactions contemplated hereby do not and will not
(i) contravene or conflict with the articles of incorporation or certificate of incorporation (as the case may be) or bylaws of Parent and Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Parent and Buyer or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Buyer or to a loss of any benefit to which Parent or Buyer is entitled under any agreement, contract or other instrument binding upon Parent or Buyer except, in the case of clauses (ii) and (iii), to the extent that any such violation, failure to obtain any such consent or other action, default, right or loss would not, individually or in the aggregate, have a Material Adverse Effect.

             SECTION 5.05. Disclosure Documents. (a) The information with respect to Parent and its subsidiaries that Parent or Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing thereof and at the time of any distribution thereof.

             (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 5.05(b) will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Buyer in writing by the Company specifically for use therein.

             SECTION 5.06. Finders' Fees. Except for J.P. Morgan Securities Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Parent or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

             SECTION 5.07 Financing. Buyer has or will have, prior to the expiration of the Offer, sufficient funds available to purchase all of the Shares outstanding and to pay all related fees and expenses on a fully diluted basis pursuant to the Offer (collectively, "Total Funding Needs"). Without prejudice to Parent's right to use other sources of financing in connection with the Offer, Parent has in effect on the date hereof bank loan agreements, copies of which have been delivered to the Company, sufficient to satisfy Total Funding Needs.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

             The Company agrees that:

             SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

             (a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

             (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person (other than a Subsidiary) or, except for acquisitions of inventory, machinery, supplies and similar assets in the ordinary course of business, acquire a material amount of assets of any other Person (other than a Subsidiary);

             (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property to any Person (other than a Subsidiary) except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice or (iii) new license arrangements for sportswear products consistent with past practices;

             (d) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing;

             (e)  the Company will not, and will not permit any Subsidiary to
    (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

             (f) the Company will not, and will not permit any Subsidiary to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company or any Subsidiary by an amount in excess of $250,000.

             SECTION 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of stockholders of the Company is not required by Florida Law. The Directors of the Company shall, subject to their fiduciary duties as advised in writing (without waiver of any attorney-client privilege) by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to the fiduciary duties of the Board of Directors of the Company as advised in writing by counsel (without a waiver of any attorney- client privilege) (which writing may be delivered promptly following such advice), will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

             SECTION 6.03. Access to Information. From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent and Buyer hereunder.

             SECTION 6.04. Other Offers. (a) From the date hereof until the termination hereof, the Company and the Subsidiaries will not, and will use their respective best efforts to insure that their respective officers, directors, employees or other agents will not, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised in writing by counsel (without a waiver of any attorney-client privilege) (which writing may be delivered promptly following such advice), (x) grant any waiver under or agree to any material amendment of any confidentiality agreement or standstill provision or agreement to which the Company or any Subsidiary is a party in effect on the date hereof or (y) engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Parent reasonably informed of the status and details of any such Acquisition Proposal or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

             SECTION 6.05. Notices of Certain Events. The Company shall promptly notify Parent of:

             (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

           (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE VII

                              COVENANTS OF PARENT

             Parent agrees that:

             SECTION 7.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement Parent will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement, including, without limitation, the stockholder lists furnished by the Company pursuant to Section 1.02, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent, (ii) in the public domain through no fault of Parent or (iii) later lawfully acquired by Parent from sources other than the Company; provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially. Parent's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Parent will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Parent or on its behalf from the Company in connection with this Agreement that are subject to such confidence.

             SECTION 7.02. Obligations of Buyer. Parent will take all action necessary to cause Buyer to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

             SECTION 7.03. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it, Buyer or any other subsidiary in favor of adoption of this Agreement at the Company Stockholder Meeting.

             SECTION 7.04. Director and Officer Liability. For seven years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For seven years after the Effective Time, Parent will provide, pursuant to a policy maintained by Parent or will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent.


                                  ARTICLE VIII

                              COVENANTS OF PARENT
                                AND THE COMPANY

             The parties hereto agree that:

             SECTION 8.01. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

             SECTION 8.02. Certain Filings. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

             SECTION 8.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions among the parties to this Agreement contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

             SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Buyer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                   ARTICLE IX

                       CONDITIONS TO CERTAIN OBLIGATIONS

             SECTION 9.01. Conditions to Certain Obligations. The obligations of the Company, Parent and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:

             (i) if required by Florida Law, this Agreement shall have been adopted by the stockholders of the Company in accordance with such law;

            (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

           (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

            (iv) Buyer shall have purchased Shares pursuant to the Offer (provided that this condition shall be deemed fulfilled if Buyer shall have failed to purchase Shares in violation of the Offer) or under the Stockholder Option Agreement; and

             (v) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained.

             SECTION 9.02. Conditions to the Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the Merger are subject to the satisfaction of the following further conditions:

             (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; provided, that this condition shall be deemed automatically waived and of no effect where the Buyer shall have exercised its rights under Section 1.03;

            (ii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit consummation of the Merger; and

           (iii) Parent shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Parent.


                                   ARTICLE X

                                  TERMINATION

             SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

             (i)  by mutual written consent of the Company and Parent;

            (ii) by either the Company or Parent, if (A) Buyer shall not have purchased Shares pursuant to the Offer by the date that is 60 days after commencement of the Offer, or (B) the Merger has not been consummated by June 30, 1994;

           (iii) by either the Company or Parent, if Parent or the Buyer (in the case of termination by the Company), or the Company (in the case of termination by Parent) shall have breached in any material respect any of its obligations under this Agreement or (in the case of termination by the Company) the Offer; or

            (iv) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

             (v) by the Company, if the Board of Directors of the Company has withdrawn its recommendation as permitted by Section 1.02.

             SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that the agreements and obligations contained in Sections 7.01 and

11.04 shall survive the termination hereof; and provided further that termination of this Agreement shall be without prejudice to any rights any party hereto may have hereunder, at law or in equity against any other party for breach of this Agreement.


                                   ARTICLE XI

                                 MISCELLANEOUS

             SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be given,

             if to Parent or Buyer, to:


                     V.F. Corporation
                     1047 North Park Road
                     Wyomissing, PA  19610
                     Attention: Secretary
                     Telephone:  (215) 378-1151
                     Telecopy:   (215) 375-9371


                     with a copy to:  M. Rust Sharp
                                      and
                                      Aloysius T. Lawn, IV
                                      Clark, Ladner, Fortenbaugh & Young
                                      One Commerce Square
                                      2005 Market Street
                                      Philadelphia, PA  19103
                                      Telephone: (215) 241-1825
                                      Telecopy:  (215) 241-1857

                                and:  George R. Bason, Jr.
                                      Davis Polk & Wardwell
                                      450 Lexington Avenue
                                      New York, NY  10017
                                      Telephone: (212) 450-4340
                                      Telecopy:  (212) 450-4800
             if to the Company, to:



                     Nutmeg Industries, Inc.
                     4408 W. Linebaugh Avenue
                     Tampa, Florida 33624
                     Attention:  George N. Derhofer,
                     Senior Vice President and
                       Chief Financial Officer
                     Telephone: (813) 963-6153
                     Telecopy:  (813) 968-6321

                     with a copy to:   Thomas K. Riden, Esq.
                                       Senior Vice President and
                                       General Counsel
                                       Nutmeg Industries, Inc.
                                       4408 W. Linebaugh Avenue
                                       Tampa, Florida 33624
                                       Telephone:
                                       Telecopy:  (813) 968-6321

                                and:   Michael L. Jamieson, Esq.
                                       Holland & Knight
                                       400 North Ashley Drive, Suite 2300
                                       Tampa, Florida 33602
                                       Telephone:
                                       Telecopy:  (813) 229-0134

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified in this Section.

             SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 7.01 and 11.04 and the second proviso of Section 10.02.

             SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any other terms and conditions of this Agreement if such change would materially affect the Company or the holders of the shares of capital stock of the Company, or (iii) any term of the articles of incorporation of the Company.

             (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

             SECTION 11.04. Fees and Expenses. (a) If a Third Party Acquisition shall occur at any time on or prior to one year after the termination of this Agreement, the Company shall pay to Parent, within one business day following such Third Party Acquisition, a fee equal to $8,500,000 in cash. For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following: (i) the Company is acquired by merger or otherwise by any "person" (as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Buyer or any other subsidiary of Parent (a "Third Party"); (ii) a Third Party acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) a Third Party acquires more than 50% of the Shares; provided that no such transaction shall constitute a Third Party Acquisition unless the Company or the holders of Shares receive, pursuant to such transaction, consideration per Share having an indicated value (including the value of any stub equity or other merger consideration) in excess of $17.50.

             (b) If, the Offer having been commenced, Buyer shall exercise its right not to purchase Shares or to terminate the Offer pursuant to the conditions to the Offer set forth in Annex I, the Company shall, within one business day, reimburse Parent and Buyer for all out-of- pocket fees and expenses incurred by Parent and Buyer in connection with the execution and delivery of this Agreement and the Company Option Agreement and by transactions contemplated hereby and thereby, including fees and disbursements of financial advisors and counsel; provided, that no payment shall be made by the Company pursuant to this Section 11.04(b) if Parent or Buyer shall have breached in any material respect or failed to perform in any material respect any obligation or covenant contained in this Agreement or the Offer; provided further, that the Company's obligation under this Section 11.04(b) shall not exceed $1,000,000.

             (c) Except as specifically provided in Section 11.04(a) and 11.04(b), each party shall bear all expenses incurred by it in connection with this Agreement, the Company Option Agreement and the Stockholder Option Agreement and the transactions contemplated hereby and thereby.

             SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and the persons referred to in
Section 7.04; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase shares pursuant to the Offer, but any such transfer or assignment will not relieve Parent of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

             SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Florida.

             SECTION 11.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

             SECTION 11.08. Integration. This Agreement and the Company Option Agreement constitute the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof, including the letter agreement dated November 3, 1993, between the Company and Parent except the first, second, seventh, ninth and eleventh paragraphs thereof. However, the fifth and sixth paragraphs of said letter agreement shall revive if, by the 31st business day after termination of the Merger Agreement, Buyer has not purchased any Shares pursuant to the Offer or the options contemplated by the Company Stock Option Agreement or the Stockholder Option Agreement.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                               NUTMEG INDUSTRIES, INC.



                                               By /S/ RICHARD JACOBSON
                                                 ----------------------------
                                                 Title: Chairman



                                               V.F. CORPORATION



                                               By /S/ FRANK C. PICKARD III
                                                 ----------------------------
                                                 Title: Treasurer



                                               SPICE ACQUISITION CO.



                                               By /S/ FRANK C. PICKARD III
                                                 ----------------------------
                                                 Title: Treasurer-Assistant
                                                        Secretary

                                                                         ANNEX I





             Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) prior to the expiration date of the Offer (A) less than that number of Shares which, together with the Shares then owned by Buyer, represents at least a majority of the outstanding Shares on a fully diluted basis has been tendered pursuant to the Offer and not withdrawn, or (B) the applicable waiting period under the HSR Act shall not have expired or been terminated or (C) Buyer shall not have entered into employment agreements or arrangements on terms previously agreed upon with Richard E. Jacobson and Martin G. Jacobson, or (ii) at any time on or after December 10, 1993 and prior to the acceptance for payment of or payment for Shares, any of the following conditions exist:

             (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign,
    (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Buyer or the consummation by Buyer or Parent of the Merger, or seeking to obtain material damages relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or Buyer's full rights of ownership or operation (or that of Parent's subsidiaries or affiliates) of a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates, (iii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares or (v) materially and adversely affecting the financing of the Offer; or

             (b) there shall be any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed legally applicable to the Offer, the acceptance for payment of or payment for any Shares or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer, the acceptance for payment of or payment for any Shares or the Merger, that has, directly or indirectly, resulted, or will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

             (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries or affiliates that is or is likely to be materially adverse to the Company and its Subsidiaries, taken as a whole, or Parent or Buyer shall have become aware of any facts that have had or would have material adverse significance with respect to either the value of the Company and its Subsidiaries, taken as a whole, or the value of the Shares to Parent and its subsidiaries, taken as a whole; or

             (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 400 Industrial Companies by an amount in excess of 20%, measured from December 10, 1993 or any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the business, financial condition or results of operations or prospects of the Company and its Subsidiaries, taken as a whole, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (v) any limitation by any governmental authority or agency that is likely to materially and adversely affect the financing of the Offer or the Merger; or

             (e) it shall have been publicly disclosed or Parent or Buyer shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or Buyer) shall have acquired beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a
    Schedule 13D or 13G on file with the Commission on October 31, 1993, (ii) any such person or group which, prior to October 31, 1993, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 5% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 5% or more of any such class or series, or (iii) any person or group (other than Parent and Buyer) shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

             (f) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement in a manner or with an effect materially deleterious to Parent or Buyer, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time; or

             (g) the Merger Agreement shall have been terminated in accordance with its terms; or

             (h) the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Offer or the Merger; or

             (i) Parent and Buyer shall not have received by [the date 10 business days after commencement of the Offer] reasonably satisfactory evidence that each domestic license agreement with any of NHL Enterprises, Inc., NBA Properties, Inc., National Football League Properties, Inc., Major League Baseball Properties, Inc., Major League Baseball Players Association and National Hockey League Players Association to which the Company or any Subsidiary is a party and previously identified to Parent by the Company (an "Identified License Agreement") shall, immediately after giving effect to the Offer and the Merger, afford the Company or such Subsidiary (and, immediately after the Merger, the Surviving Corporation or such Subsidiary) the same rights and benefits as those enjoyed by the Company or such Subsidiary under such Identified License Agreement or in connection with the arrangements covered thereby or contemplated therein on and as of the date of the Merger Agreement, all on terms and conditions that are not materially less advantageous to the Company and its Subsidiaries taken as a whole (and, after the Merger, the Surviving Corporation and its subsidiaries taken as a whole) than those terms and conditions in effect on and as of the date of the Merger Agreement;

which, in the reasonable judgment of Parent or Buyer or in any such case, and regardless of the circumstances (including any action or omission by Parent or Buyer) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                                                                        ANNEX II



                               ARTICLES OF MERGER
                                       OF
                             SPICE ACQUISITION CO.
                                      INTO
                            NUTMEG INDUSTRIES, INC.



             Pursuant to the provisions of Section [Sections 607.1104 and]*
607.1105 of the Florida Business Corporation Act (the "Act"), Nutmeg Industries, Inc., a Florida corporation, and Spice Acquisition Co., a Florida corporation, do hereby adopt the following Articles of Merger:

FIRST: The names of the corporations which are parties to the merger contemplated by these Articles of Merger (the "Articles") are Nutmeg Industries, Inc. ("Nutmeg") and Spice Acquisition Co. ("Spice Acquisition"). Nutmeg is the surviving corporation in the Merger.

SECOND: A copy of the Plan of Merger is attached hereto and made a part hereof by reference as if fully set forth herein (the "Plan of Merger").

[THIRD: The Plan of Merger was adopted by the shareholders of Nutmeg on the ---- day of January, 1994, by a vote of its shareholders.]**

FOURTH: The sole shareholder of Spice Acquisition, by written consent, has adopted the Plan of Merger on the ------ day of --------------, 199-.

FIFTH: The Merger shall become effective upon the filing of these Articles by the Department of State of the State of Florida, in accordance with the provisions of Section [Sections 607.1104 and]*
             607.1106 of the Act.





- ----------------------------------

      *If short-form merger

     **If not a short-form merger

             IN WITNESS WHEREOF, the parties have caused these Articles to be executed this ------ day of --------, 1994.


                                               Nutmeg Industries, Inc.


                                               By:
                                                   ---------------------
                                               Title:
                                                      ------------------


                                               Spice Acquisition Co.

                                               By:
                                                   ---------------------
                                               Title:
                                                      ------------------

                                                                   Schedule 4.04


Amended and Restated Credit Agreement Among Nutmeg, Nutmeg Mills, Inc., McBriar Sportswear, Inc., McBriar Cap Company, Inc., Home Team Advantage, Inc., Tryrare Limited and Nationsbank of Florida, N.A. dated as of September 7, 1993.

Amended and Restated Credit Agreement Among Nutmeg Industries, Inc.; Nutmeg Mills, Inc., McBriar Sportswear, Inc.; McBriar Cap Company, Inc.; Home Team Advantage, Inc.; Tryrare Limited and First Union National Bank of Florida dated as of September 7, 1993.

The Company's license arrangements under which the Company applies certain intellectual property of others to its products.

                                                                   Schedule 4.05


1. The Option granted by Nutmeg to Bennett Oltman to purchase all of the issued and outstanding shares of McBriar Sportswear, Inc.

2. The Option granted by the Company to the selling shareholders of Tryrare under the terms of the share purchase agreement and the documents referred to therein, copies of which have been delivered to Parent.

                                                                   Schedule 4.14


George Derhofer
Thomas Riden
Bennett Oltman
Edward Doran
Richard Jacobson
Martin Jacobson

                                                                   Schedule 4.12

1. Acid Wash: Nutmeg Mills has been advised by the firm that it may have infringed the "acid wash" patent of Greater Texas Finishing Corporation.

2. Amplicon, Inc.: There is a pending dispute with Amplicon, Inc., concerning a lease of certain computer hardware and software back to 1988.